SEPARATION AGREEMENT AND GENERAL RELEASE
     This SEPARATION AGREEMENT AND GENERAL RELEASE (hereinafter “Agreement” or “Separation Agreement and General Release”) is made and entered into by and between JARETT FENTON (hereinafter “Mr. FENTON”) and Enova Systems, Inc. (hereinafter the “COMPANY”). (Mr. FENTON and the COMPANY are hereinafter collectively referred to as the “Parties.”)
RECITALS
     A. Mr. FENTON’s employment with the Company shall cease effective as of December 31,2010, and shall constitute a separation of employment from the Company without cause as contemplated in Section 1.1 of the Severance Agreement between Mr. FENTON and the Company dated February 23, 2009 (the “Severance Agreement”).
     B. Section 1.1 of the Severance Agreement provides that so long as Mr. FENTON “first signs a Company-prepared separation agreement releasing any and all releasable claims, severance pay from the date of termination for a period of twelve (12) months after the date of termination (the “Severance Period”), in an amount equal to the Executive’s salary at the rate in effect immediately prior to the date of termination, which severance pay shall be payable during the Severance Period in accordance with the Company’s customary payroll practices” shall be paid to Mr. FENTON. In addition, Mr. FENTON agrees to waive his rights under Section 1.1 of the Severance Agreement as it pertains to health insurance as paid by the COMPANY (3 months COBRA premium to be paid by the COMPANY) in exchange for continued “employee status” participation in the COMPANY health plan for the Severance Period, after which Mr. FENTON will become eligible to begin COBRA coverage.
     C. Pursuant to the Severance Agreement and this Agreement as set forth herein, Mr. FENTON has agreed to accept the severance benefits set forth in Section 1.1of the Severance Agreement, in full discharge and release of the Company of and from any other obligations to Mr. FENTON.
     NOW, THEREFORE, in consideration of the premises and promises herein contained, the adequacy and receipt of which are hereby acknowledged by the Parties, the Parties agree as follows:
AGREEMENTS
     1. Employment Cessation, Etc.: Mr. FENTON’s employment with the COMPANY shall cease effective December 31 , 2010 (the “Separation Date”). Also effective as of the Separation Date, Mr. FENTON shall cease to hold any office or title at the COMPANY. He shall be paid through the Separation Date and shall receive payment in full for any wages accrued as of the Separation Date, including, but not limited to, any accrued but unused vacation through the Separation Date. In addition, if not already reimbursed, any of Mr. FENTON’s expenses, to the extent reimbursable pursuant to the COMPANY’s reimbursement policy and practice, shall be reimbursed as well, no later than the Separation Date.
     2. Benefits For Mr. FENTON From COMPANY: In consideration for Mr. FENTON’s entering into and complying with this Agreement, Mr. FENTON acknowledges that the only benefits, compensation, consideration, pay, property and/or funds owed to Mr. FENTON after the Separation Date shall be those set forth in Section 1.1 of the Severance Agreement. Mr.

FENTON acknowledges and agrees that it is his intent and understanding that he will be entitled to no benefits, compensation, consideration, pay, property and/or funds beyond those which are expressly provided for in the Severance Agreement or have been provided for in the cash bonus arrangements disclosed in the COMPANY’s March 22, 2010 form 8-K.
     3. Taxes: Mr. FENTON acknowledges and agrees that the COMPANY has made no representations to him regarding the tax consequences of any amounts received by him pursuant to the Severance Agreement or otherwise. Mr. FENTON agrees to bear sole responsibility to pay federal and/or state taxes, if any, that are required by law to be paid with respect to this Agreement and the Severance Agreement. Mr. FENTON further agrees to indemnify and hold the COMPANY, and all of its employees, principals and agents, harmless from any claims, demands, deficiencies, levies, assessments, executions, judgments or recoveries by any governmental entity against the COMPANY for any amounts claimed due on account of this Agreement or the Severance Agreement or pursuant to claims made under any federal or state tax laws, and any costs, expenses or damages sustained by the COMPANY or its employees or principals by reason of any such claims, including any amounts paid by them as taxes, attorneys’ fees, deficiencies, levies, assessments, fines, penalties, interest or otherwise.
     4. General Release Of All Claims:
     As a material inducement to the COMPANY and as required by the Severance Agreement, Mr. FENTON, on behalf of himself, his heirs, and assigns, hereby releases and forever discharges the COMPANY, any and all of its affiliates, and the present and former owners, officers, directors, trustees, employees, agents, representatives, attorneys, and insurers of any of them , and all persons or entities acting by, through, under or in concert with any of them (collectively “Releasees”), of and from any and all liabilities, claims, obligations, promises, agreements, demands, damages, actions, charges, complaints, costs, losses, debts and expenses (including attorney’s fees and costs actually incurred), causes of action of every kind, known or unknown, disclosed or undisclosed, matured or unmatured, which Mr. FENTON may have now or in the future arising from any act or omission or condition arising prior to his signing this Agreement, including, but not limited to, all claims under state, federal, or common law, whether based in contract, tort, statute or otherwise, and including, but not limited to , claims arising from or relating to his employment or the cessation thereof; provided, however, that this Separation Agreement and General Release does not release any claims that cannot lawfully be released by this Agreement, and does not impact any vested right that he may have pursuant to any COMPANY retirement or stock option plans, if any, and the two performance-based cash bonus arrangements disclosed in the COMPANY’s March 22, 2010 Form 8-K in accordance with the provisions disclosed therein as determined and implemented by the Board of Directors. (All claims released hereby are hereinafter collectively referred to as the “Claims.”)
     5. No Complaints: Mr. FENTON represents that he has not filed any complaints, claims, or actions against the Company, its officers, agents, directors, supervisors, employees, or representatives with any state, federal, or local agency or court or any other forum.
     6. Waiver Of Unknown Claims: Mr. FENTON understands and agrees that the released Claims include not only Claims presently known to Mr. FENTON but also include all unknown or unanticipated Claims. Mr. FENTON knowingly and voluntarily waives any and all rights or benefits that he may now have, or in the future may have, under the terms of Section 1542 of the California Civil Code, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
     7. Non-Disparagement: Mr. FENTON agrees not to disparage any of the Releasees.
     8. No Future Employment: Mr. FENTON hereby waives any right he may have to reinstatement or future employment with the COMPANY and/or any of its affiliates, and Mr. FENTON agrees not to seek such employment and not to perform any work for such entities.
     9. No Use of Confidential/Proprietary Information: Mr. FENTON represents and warrants that he has returned to the COMPANY any files, keys, credit cards, cell phones, computers, and any other property belonging to the COMPANY and/or its affiliates. Such property includes, but is not limited to, files, documents, letters, notes, programs, software, media, photographs, lists, manuals, records, notebooks, and similar repositories of “Confidential Information,” including all copies thereof, whether prepared by Mr. FENTON or others. Mr. FENTON agrees not, directly or indirectly, to use, disseminate, disclose, lecture upon, or publish any Confidential Information, unless specifically authorized in writing by the CEO of the COMPANY. The term “Confidential Information” means all of the valuable, confidential, and proprietary information relating to the COMPANY, in whatever form, whether oral, written, or electronic, to which Mr. FENTON has, or is given (or has had or been given), access. Such Confidential Information includes, without limitation, non-public information regarding marketing and sales, pricing, business plans, customer lists, personnel, labor-management issues, and operations, as well as any other non-public information relating to the management, well-being and products of the COMPANY. This restriction shall not apply to any Confidential Information that (a) becomes known generally to the public through no fault of Mr. FENTON; (b) is required by applicable law, legal process, or any order or mandate of a court or other governmental authority to be disclosed; or (c) is reasonably believed by Mr. FENTON, based upon the advice of legal counsel, to be required to be disclosed in defense of a lawsuit or other legal or administrative action brought against Mr. FENTON; provided, that in the case of clauses (b) or (c) above, Mr. FENTON shall give the CEO of the COMPANY reasonable advance written notice of not fewer than 10 business days of the Confidential Information intended to be disclosed and the reasons and circumstances surrounding such disclosure, in order to permit the COMPANY to seek a protective order or other appropriate request for confidential treatment of the applicable Confidential Information.
     10. Indemnification And Forfeiture In The Event Of Breach: As a further material inducement to the COMPANY, Mr. FENTON hereby agrees to indemnify and hold the Releasees harmless from and against any and all loss, cost, damage or expense, including, but not limited to, attorney’s fees incurred by them, arising out of any breach of this Agreement by Mr. FENTON, and the term “breach” shall include, without limitation, any false representation made by Mr. FENTON herein.
     11. No Reliance On Other Representations: Mr. FENTON represents and acknowledges that in executing this Agreement, he does not rely and has not relied upon any representation or statements made by any of the Releasees with regard to the subject matter, basis, or effect of this Agreement or otherwise beyond those expressly contained herein. Mr. FENTON represents that he has carefully read and fully understands all provisions of this

Agreement, and that he is voluntarily entering into this Agreement after adequate time to consider its terms and to consult with legal counsel if he so chose.
     12. Miscellaneous: In further consideration of this Agreement, Mr. FENTON and the COMPANY agree as follows:
     (a) The terms mentioned in the preceding paragraphs of this Agreement are the entire and only consideration for it, and each of the Parties hereto shall be responsible for payment of his or its own attorney’s fees, costs, and legal expenses, if any;
     (b) The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the Parties hereto, or any of the Parties released hereby;
     (c) This Agreement is entered into in the State of California and shall be construed and interpreted in accordance with its law;
     (d) The various provisions of this Agreement are severable and if any is unenforceable, at law or in equity, that provision may be severed, leaving the others remaining in full force and effect if such severance does not cause a material detriment to the party desiring enforcement of such provision;
     (e) Paragraph headings contained in this Agreement are for convenience only and shall not be considered for any purpose in construing the Agreement;
     (f) This Agreement may only be modified by a written agreement identified as an amendment/modification to this Agreement and signed by the Parties hereto; and
     (g) This Agreement contains the entire agreement between the Parties to it with regard to the matters set forth in it and shall be binding upon and inure to the benefit of the executors, administrators, personal representatives, heirs, successors and assigns of each. This Agreement fully supersedes any and all negotiations, and all prior written, oral, or implied agreements or understandings between the Parties hereto pertaining to the subject matters hereof except for any existing confidentiality agreements or similar non-disclosure agreements.
PLEASE READ CAREFULLY. THIS SEPARATION
AGREEMENT AND GENERAL RELEASE INCLUDES
A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

DATED: December 10, 2010	/s/ Jarett Fenton
JARETT FENTON

DATED: December 10, 2010	Enova Systems, Inc.

	By:	/s/ Mike Staran
MIKE STARAN
President and CEO

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